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                                                                     Exhibit 2.3

                        [Letterhead of Vodafone Group Plc
                               The Courtyard, 2-4
                              London Road, Newbury
                          Berkshire R G14 1JX England]



29 June 2001
tele.ring Telekom Service GmbH
Hainburger Strasse 33
1030 Wien


GUARANTEE



Dear Sirs:

This is in reference to the Term Loan Agreement dated June 29th, 2001, concluded between tele.ring Telekom Service GmbH ("Borrower") and EKOM Telecommunications Holding AG ("Lender") (the "Agreement").

We herewith guarantee, for the benefit of tele.ring Telekom Service GmbH as Borrower under the Agreement, the following:

(i) the proper and timely payment and other performance of all of Lender's obligations arising out of or in connection with the Agreement; and

(ii) that in case any impediment arises affecting the Lender (and not resulting from the Borrower's sphere) or making the advancing of funds under the Agreement illegal, or the Agreement becomes invalid or unenforceable against the Lender due to any circumstances attributable to the Lender, we shall at our expense put the Borrower in as good a position as Borrower would have been in if such impediment or invalidity had not arisen.

The place of performance for all obligations arising hereunder shall be Dusseldorf, Germany.

This Guarantee shall be governed by and construed with in accordance with the laws of the Republic of Austria without regard to the Austrian conflicts of laws rules.

No original copy of this document shall be brought into Austria unless a legal requirement to do so exists. Any party hereto who either brings its original copy of this


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document into Austria, or permits its original copy to be so brought into
Austria in violation of the foregoing shall be solely responsible for any and all consequences with respect to Austrian stamp duty legislation and shall indemnify the other party for and against any and all such consequences.

In the event of any dispute, controversy or claim arising out of or in connection with this Guarantee (including any schedule or attachment hereto) or the breach, termination or validity of this guarantee, the Guarantor and the Borrower ("Party or "Parties") shall use all reasonable endeavours to resolve the matter on an amicable basis. If one Party serves formal written notice on the other Party or Parties that a material dispute, controversy or claim of such a description has arisen and the Parties are unable to resolve the dispute within a period of thirty (30) days from the service of such notice, then the dispute, controversy or claim shall be referred to the respective senior executives of the Guarantor and the Borrower. No recourse to arbitration by one Party against the other Party or Parties under this guarantee shall take place unless and until such procedure has been followed.

If the senior executives of the Borrower and the Guarantor shall have been unable to resolve any dispute, controversy or claim referred to them within a period of ten (10) days from referral to the senior executives, that dispute, controversy or claim shall be referred to and finally settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in Switzerland. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

The Parties hereby waive any rights of application and appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of Germany, Austria, Switzerland, the U.S.A. and England) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of this arbitration clause or an arbitral award and except for actions seeking interim or other provisional relief in aid of arbitration in any court of competent jurisdiction.

To express your agreement with the terms thereof, please sign a copy of this letter where indicated below and have such countersigned copy returned to us.

This Guarantee has been duly
executed and delivered as
a deed on the date first
above written.


Very truly yours


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EXECUTED and DELIVERED
As a DEED by
VODAFONE GROUP PLC
acting by
            /s/
-----------------------------------
                        Secretary
            /s/
-----------------------------------
                        Director

SIGNED by
            /s/
-----------------------------------
for and behalf of
TELE.RING TELEKOM SERVICE
GMBH